EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) dated September 25, 2009 and made as of October 1, 2009 (the “Effective Date”), by and between Arbinet Corporation a Delaware corporation with its headquarters located in New Brunswick, New Jersey (the “Employer”), and Gary George Brandt (“Brandt”).  In consideration of the mutual covenants contained in this Agreement, the Employer and Brandt agree as follows:

1.           Employment.  The Employer agrees to employ Brandt and Brandt agrees to be employed by the Employer on the terms and conditions set forth in this Agreement.

2.           Capacity.  Subject to the terms and conditions of this Agreement, Brandt shall serve the Employer as Chief Financial Officer and shall have the duties and authority customary for such position.  Brandt shall report directly to the Chief Executive Officer (“CEO”) of the Employer and shall serve the Employer in such additional offices incidental to such position as Brandt may be requested to serve by the CEO or Board of Directors of Employer (the “Board of Directors”).  In such capacity or capacities, Brandt shall perform such services and duties in connection with the business, affairs and operations of the Employer as may be assigned or delegated to Brandt from time to time by or under the authority of the CEO or Board of Directors.

3.           Relocation.  Brandt understands and agrees that this position is full-time and based at the Employer’s offices in Herndon, Virginia.  Brandt agrees to perform his duties from, and be present at, any of the Employer’s offices during the regular workweek, excluding Employer-wide holidays and business travel as necessitated in connection with Brandt’s responsibilities hereunder.

4.           Compensation and Benefits.  The regular compensation and benefits payable to Brandt under this Agreement shall be as follows:

(a)           Salary.  For all services rendered by Brandt under this Agreement, the Employer shall pay Brandt a salary (the “Salary”) at the annual rate of Two Hundred Sixty Thousand Dollars ($260,000), subject to increase from time to time in the discretion of the Board of Directors or the Compensation Committee of the Board of Directors (the “Compensation Committee”).  The Salary shall be payable in periodic installments in accordance with the Employer’s usual practice for its senior management employees. Employer will not involuntarily reduce Brandt’s Salary below Two Hundred Sixty Thousand Dollars except for across-the-board reductions similarly affecting all or substantially all senior management employees.

(b)           Bonus.

(i)  For the Fiscal Year 2009, Brandt shall be entitled a bonus of up to $32,500 based on achievement of the Performance Metrics and Targets as established by the Compensation Committee; and

(ii)  Beginning with the fiscal year ending December 31, 2010, Brandt shall be entitled to participate in an annual incentive program established by the Board of Directors or the Compensation Committee with such terms as may be established by the Board of Directors or the Compensation Committee and mutually and reasonably agreed by Brandt; provided, that Brandt will have the opportunity to earn up to Fifty Percent (50%) (the “Target Percentage”) of his Salary then in effect in bonus compensation annually; provided, further, that Brandt will have the opportunity to earn more than or less than Target Percentage in bonus compensation based upon underachievement or overachievement of either the Employer’s or Brandt’s performance objectives or both.

(c)           Regular Benefits.  Brandt shall also be entitled to participate in any qualified retirement plans, deferred compensation plans, supplemental retirement plans, stock option and incentive plans, stock purchase plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans and other benefit plans which the Employer may from time to time have in effect for all or most of its senior level employees.  Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Employer, applicable law and the discretion of the Board of Directors, the Compensation Committee or any administrative or other committee provided for in or contemplated by any such plan.  Nothing contained in this Agreement shall be construed to create any obligation on the part of the Employer to establish any such plan or to maintain the effectiveness of any such plan that may be in effect from time to time.

(d)           Equity Grants:  Brandt shall be eligible to participate in the Employer’s 2004 Stock Option Plan, as amended (the “2004 Plan”).  Under the 2004 Plan and subject to the approval of the Board of Directors or the Compensation Committee, the Employer shall initially grant Brandt an option to purchase 250,000 shares of the Employer’s common stock (the “Initial Grant”).  In the event of a Change of Control (as defined below), Brandt shall become vested in the Initial Grant in accordance with the terms of the Equity Agreement (as defined below).  Concurrent with the execution of this Agreement, the Employer and Brandt shall enter into a Non-Qualified Stock Option Agreement which is attached hereto as Exhibit A (the “Equity Agreement”).

(e)           Additional Benefits.  The Employer shall provide the following additional benefits to Brandt:

(i)           Vacation.

(A)           For fiscal year 2009, Brandt shall be entitled, as of the date hereof, to 6.75 working days’ Paid Time Off to be taken at such time or times as may be agreed with the President and Chief Executive Officer.  The Employer’s time off year runs from January 1st to December 31st.  Beginning in fiscal year 2010, Brandt will be eligible for 27 days paid time off (“PTO”), or its equivalent.

(B)           Upon termination of his employment for whatever reason he shall be entitled to salary in lieu of any accrued vacation entitlement that has not been taken or be required to repay to the Employer any salary received in respect of vacation taken in excess of his proportionate vacation entitlement.  For the purposes of calculating such payment in lieu or such repayment, a PTO day shall be taken to be Brandt’s Salary divided by 260.

(C)           It is agreed that Brandt shall be entitled to, at his option, take either a working day PTO or an unpaid working day to attend board of directors meetings as authorized under Section 5(c).

(ii)           Reimbursement of Business Expenses.  The Employer shall reimburse Brandt for all reasonable expenses incurred by him in performing services during the term of this Agreement, in accordance with the Employer’s policies and procedures for its senior management employees, as in effect from time to time.

(iii)           Commuting, Living and Relocation Expenses.

(A)           Until the earlier of September 1, 2010 or Brandt’s relocation to the Herndon, Virginia area, Brandt shall be entitled to reimbursement by the Employer for up to Five Thousand Five Hundred Dollars ($5,500) per month of Brandt’s reasonable and documented out-of-pocket expenses incurred by him for living expenses in the Herndon, Virginia area and travel to and from Brandt’s residence in Connecticut.

(B)           Brandt shall be entitled to reimbursement for up to Eighty Five Thousand Dollars ($85,000) of Brandt’s documented relocation and moving expenses related to his relocation to the Herndon, Virginia area (the “Relocation Expenses”).  The reimbursement shall be “grossed up” once for taxes and shall be in addition to reasonable business expenses otherwise reimbursable in accordance with the Employer’s policies and procedures for its senior management employees.

(iv)           Indemnification.  From and after the date hereof, Brandt will be included under the Employer’s directors and officers liability insurance policy, with the same coverage as is provided to other directors or officers of the Employer in respect of their service to the Employer, and such coverage will continue without interruption for so long as the Employer, or its successors and assigns, maintains such coverage for its officers and directors.

(v)           Legal Fees.  The Employer shall reimburse Brandt for all reasonable and documented attorney and professional fees incurred by Brandt in connection with the negotiation and review of the terms of employment and this Agreement, not to exceed $2,500.

(f)           Exclusivity of Salary and Benefits.  Brandt shall not be entitled to any payments or benefits other than those provided under this Agreement.

5.           Extent of Service.  During Brandt’s employment under this Agreement, Brandt shall, subject to the direction and supervision of the CEO, devote Brandt’s full business time, best efforts and business judgment, skill and knowledge to the advancement of the Employer’s interests and to the discharge of Brandt’s duties and responsibilities under this Agreement; provided that until November 1, 2009, Brandt shall be permitted to devote no more than ten (10) hours per week performing duties for his former employer.  Brandt shall not engage in any other business activity, except as may be approved by the CEO; provided that nothing in this Agreement shall be construed as preventing Brandt from:

(a)           investing Brandt’s assets in any company or other entity in a manner not prohibited by Section 9(d) and in such form or manner as shall not require any material activities on Brandt’s part in connection with the operations or affairs of the companies or other entities in which such investments are made;

(b)           engaging in religious, charitable or other community or non-profit activities that do not impair Brandt’s ability to fulfill Brandt’s duties and responsibilities under this Agreement;

(c)           serving as a member of the board of directors of one public and one private company, including the companies listed on Exhibit B attached hereto; provided that at no time during the term of this Agreement may Brandt serve as a member of the board of directors for more than one (1) private company and one (1) other public company, excluding the Employer; or

(d)           Maintaining his ownership interest in his Connecticut based entities as set forth on Exhibit C so long as such ownership does not interfere with performance of his duties under this Agreement, including devoting his full business time to the advancement of the Employer’s interests.

6.           Termination.  Brandt’s employment under this Agreement shall terminate under the following circumstances set forth in this Section 6.

(a)           Termination by the Employer for Cause.  Brandt’s employment under this Agreement may be terminated by the Employer for Cause (as defined below) without further liability on the part of the Employer effective immediately upon a vote of the Board of Directors and written notice to Brandt.  Only the following shall constitute “Cause” for such termination:

(i)           Brandt’s willful misconduct in the performance of his duties to the Employer, or Brandt’s willful failure to implement any lawful policy of the Employer which either is not cured within ten (10) days after written notice is given to Brandt by the Employer describing misconduct or failure;

(ii)           Brandt’s conviction of or plea of guilty or any plea other than “not guilty” to a felony;

(iii)           the willful violation by Brandt of any material provision of this Agreement, which either is not cured within ten (10) days after written notice is given to Brandt by the Employer describing the willful violation or constitutes a habitual breach of which Brandt has been previously notified by the Company; or

(iv)           Brandt’s dishonesty, misappropriation or fraud with regard to the property of the Employer or its affiliates.

(b)           Termination by Brandt for Good Reason.  Upon thirty (30) days written notice from Brandt, Brandt’s employment under this Agreement may be terminated by Brandt for Good Reason (as defined below).  For purposes of this Agreement, “Good Reason” shall mean that that Brandt has complied with the Good Reason Process (as defined below) following the occurrence of any of the following events:

(i)            a substantial diminution or other substantive adverse change, not consented to by Brandt, in the nature or scope of Brandt’s responsibilities, authorities, powers, functions or duties;

(ii)            an involuntary material reduction in Brandt’s base salary except for across-the-board reductions similarly affecting all or substantially all senior management employees;

(iii)           a breach by the Employer of any of its other material obligations under this Agreement;  or

(iv)           a material change in the geographic location at which Brandt must perform his services.

 “Good Reason Process” shall mean that: (A) Brandt reasonably determines in good faith that a “Good Reason” event has occurred; (B) Brandt notifies the Employer in writing of the occurrence of the Good Reason event within 90 days of the occurrence of such event; (C) Brandt cooperates in good faith with the Employer’s efforts, for a period not less than 30 days following such notice, to modify Brandt’s employment situation in a manner acceptable to Brandt and the Employer; and (D) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to Brandt.  If the Employer cures the Good Reason event in a manner acceptable to Brandt during the 30 day period, such Good Reason event shall be deemed not to have occurred.

(c)           Termination by the Employer without Cause.  Subject to the payment of Termination Benefits (as defined below), upon thirty (30) days written notice from the Employer, Brandt’s employment under this Agreement may be terminated by the Employer without Cause.

(d)           Death.  Brandt’s employment with the Employer shall terminate upon his death.

(e)           Disability.  If Brandt shall be disabled so as to be unable to perform the essential functions of Brandt’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 30 nonconsecutive days or more within any six (6) month period, the Board of Directors may, upon ten (10) days prior written notice, terminate Brandt’s employment hereunder.  Notwithstanding any such termination, Brandt shall continue to receive Brandt’s full Salary (less any disability pay or sick pay benefits to which Brandt may be entitled under the Employer’s policies) and benefits under Section 4 of this Agreement (except to the extent that Brandt may be ineligible for one or more such benefits under applicable plan terms) for a period of time equal to six (6) months, and Brandt’s employment may be terminated by the Employer at any time thereafter.  If any question shall arise as to whether during any period Brandt is disabled so as to be unable to perform the essential functions of Brandt’s then existing position or positions with or without reasonable accommodation, Brandt may, and at the request of the Employer shall, submit to the Employer a certification in reasonable detail by a physician selected by the Employer to whom Brandt or Brandt’s guardian has no reasonable objection as to whether Brandt is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue.  Brandt shall cooperate with any reasonable request of the physician in connection with such certification.  If such question shall arise and Brandt shall fail to submit such certification, the Employer’s determination of such issue shall be binding on Brandt.  Nothing in this Section 6(e) shall be construed to waive Brandt’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

7.           Compensation Upon Termination.

(a)           Termination Generally.  If Brandt’s employment with the Employer is terminated for any reason during the term of this Agreement, the Employer shall pay or provide to Brandt (or to his authorized representative or estate) any earned but unpaid Salary, unpaid expense reimbursements, accrued but unused vacation and any vested benefits Brandt may have under any employee benefit plan of the Employer (the “Accrued Benefit”).

(b)           Termination by the Employer Without Cause Before a Change of Control.  In the event of termination of Brandt’s employment with the Employer before a Change of Control pursuant to Section 6(c) above and subject to Brandt’s agreement to a release of any and all legal claims in a form reasonably satisfactory to the Employer and Brandt (excluding any indemnification or other obligations hereunder which survive termination of this Agreement), the Employer shall provide to Brandt the following termination benefits (“Termination Benefits”):

A lump sum payment equal to twelve (12) months of Brandt’s Salary at the rate then in effect pursuant to Section 4(a), payable within fourteen (14) days of the termination date, plus continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”) for twelve (12) months or until the Executive commences employment, if earlier, subject to payment of premiums by the Executive at the active employees’ rate.

The Employer’s liability for severance pursuant to Section 7(b) shall be reduced by the amount of any severance pay paid to Brandt pursuant to any severance pay plan or stay bonus plan.  However, Brandt shall not be obligated to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise and such amounts shall not be reduced by any compensation or earnings Brandt may receive from a future employer following termination of his employment with Employer.  Notwithstanding the foregoing, nothing in this Section 7(b) shall be construed to affect Brandt’s right to receive COBRA continuation at Brandt’s own cost to the extent that the Executive may continue to be entitled to COBRA continuation after the Executive’s right to cost sharing under Section 7(b)(i) ceases.  Brandt shall be obligated to give prompt notice of the date of commencement of any employment during the benefits continuation period and shall respond promptly to any reasonable inquiries concerning any employment in which Brandt engages during the benefits continuation period.

(c)           Termination by the Employer with Cause.  If Brandt’s employment is terminated by the Employer with Cause under Section 6(a), the Employer shall have no further obligation to Brandt other than payment of his Accrued Benefit.

(d)           Termination by the Employer without Cause or by Brandt for Good Reason following a Change of Control.  In the event of termination of Brandt’s employment with the Employer pursuant to Section 6(b) or Section 6(c) above within twelve (12) months following a Change of Control and subject to Brandt’s agreement to a release of any and all legal claims in a form reasonably satisfactory to the Employer and Brandt (excluding any indemnification or other obligations hereunder which survive termination of this Agreement), the Employer shall provide to Brandt the following termination benefits (“Termination Benefits”):

(i)           A lump sum payment equal to twelve (12) months of Brandt’s Salary at the rate then in effect pursuant to Section 4(a), payable within fourteen (14) days of the termination date, plus continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”) for twelve (12) months or until the Executive commences employment, if earlier, subject to payment of premiums by the Executive at the active employees’ rate.

The Employer’s liability for severance pursuant to Section 7(d) shall be reduced by the amount of any severance pay paid to Brandt pursuant to any severance pay plan or stay bonus plan of the Employer. However, Brandt shall not be obligated to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise and such amounts shall not be reduced by any compensation or earnings Brandt may receive from a future employer following termination of his employment with Employer.  Notwithstanding the foregoing, nothing in this Section 7(d) shall be construed to affect Brandt’s right to receive COBRA continuation entirely at Brandt’s own cost to the extent that the Executive may continue to be entitled to COBRA continuation after the Executive’s right to cost sharing under Section 7(d)(i) ceases.  Brandt shall be obligated to give prompt notice of the date of commencement of any employment during the benefits continuation period and shall respond promptly to any reasonable inquiries concerning any employment in which Brandt engages during the benefits continuation period.

(e)           Definition of Change of Control.  For purposes of this Agreement, a “Change of Control” shall mean:

(i)            a merger, consolidation or other reorganization approved by the Employer’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Employer’s outstanding voting securities immediately prior to such transaction; or

(ii)           a stockholder-approved liquidation, dissolution, sale, transfer or other disposition of all or substantially all of the Employer’s assets; or

(iii)           the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934 Act, as amended (the “Exchange Act”) (other than the Employer or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Employer) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Employer’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Employer or the acquisition of outstanding securities held by one or more of the Employer’s existing stockholders.

(f)           Payment of Termination Benefits.  Anything in this Agreement to the contrary notwithstanding, if at the time of Brandt’s termination of employment, Brandt is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and if any payment that Brandt becomes entitled to under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (i) six months after Brandt’s separation from service, or (ii) Brandt’s death, and the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this Section 7(f).  Any such deferred payment shall earn simple interest calculated at the short-term applicable federal rate in effect on the date of Brandt’s separation from service.  The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

8.           Reimbursement of Relocation Costs.

In the event Brandt terminates his employment (A) other than for Good Reason following a Change of Control, or (B) if Brandt’s employment is terminated by the Employer with Cause under Section 6(a), and such termination occurs prior to the first anniversary of the date of Brandt’s relocation to the Herndon, Virginia area, Brandt shall be obligated to reimburse Employer for the Relocation Costs paid to Brandt under Section 4(e)(iii)(B) (the “Relocation Reimbursement”).

9.           Confidential Information, Noncompetition and Cooperation.

(a)           Confidential Information.  As used in this Agreement, “Confidential Information” means information belonging to the Employer which is of value to the Employer in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Employer.  Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Employer.  Confidential Information includes information developed by Brandt in the course of Brandt’s employment by the Employer, as well as other information to which Brandt may have access in connection with Brandt’s employment.  Confidential Information also includes the confidential information of others with which the Employer has a business relationship.  Notwithstanding the foregoing, Confidential Information does not include (i) information in the public domain, unless due to breach of Brandt’s duties under Section 9(b), or (ii) otherwise known by Brandt other than by reason of his employment hereunder; provided that the source of such information is not known by Brandt to have disclosed such information in violation of an obligation of confidentiality owed to the Employer.

(b)           Confidentiality.  Brandt understands and agrees that Brandt’s employment creates a relationship of confidence and trust between Brandt and the Employer with respect to all Confidential Information.  At all times, both during Brandt’s employment with the Employer and after its termination, Brandt will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Employer, except as may be necessary in the ordinary course of performing Brandt’s duties to the Employer.

(c)           Documents, Records, etc.  All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to Brandt by the Employer or are produced by Brandt in connection with Brandt’s employment will be and remain the sole property of the Employer.  Brandt will return to the Employer all such materials and property as and when requested by the Employer.  In any event, Brandt will return all such materials and property immediately upon termination of Brandt’s employment for any reason.  Brandt will not retain any such material or property or any copies thereof after such termination.

(d)           Noncompetition and Nonsolicitation.  During the term of this Agreement and, if this Agreement if terminated, for (A) six months if termination is prior to the six month anniversary of the Effective Date, and (B) twelve (12) months thereafter, Brandt (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as defined below); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Employer (other than terminations of employment of subordinate employees undertaken in the course of Brandt’s employment with the Employer); and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Employer.  Brandt understands that the restrictions set forth in this Section 9(d) are intended to protect the Employer’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.  For purposes of this Agreement, the term “Competing Business” shall mean a business conducted anywhere in any jurisdiction where the Employer and/or its affiliates conduct such business as of the date Brandt’s employment terminates, and shall be deemed to include, without limitation, any business activity or jurisdiction which is covered by or included in a written proposal or business plan existing on the date of the termination of Brandt’s employment with the Employer, which is directly competitive with any business which the Employer or any of its affiliates conducts or has documentable plans to conduct during the employment of Brandt.  Notwithstanding the foregoing, Brandt may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.

(e)           Third-Party Agreements and Rights.  Brandt hereby confirms that Brandt is not bound by the terms of any agreement with any previous employer or other party which restricts in any way Brandt’s use or disclosure of information or Brandt’s engagement in any business.  Brandt represents to the Employer that Brandt’s execution of this Agreement, Brandt’s employment with the Employer and the performance of Brandt’s proposed duties for the Employer will not violate any obligations Brandt may have to any such previous employer or other party.  In Brandt’s work for the Employer, Brandt will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and Brandt will not bring to the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f)           Litigation and Regulatory Cooperation.  During Brandt’s employment and for a period of one (1) year thereafter, Brandt shall cooperate fully with the Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired while Brandt was employed by the Employer.  Brandt’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times.  During and after Brandt’s employment, Brandt also shall cooperate fully with the Employer in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Brandt was employed by the Employer.  The Employer shall reimburse Brandt for any reasonable out-of-pocket expenses incurred in connection with Brandt’s performance of obligations pursuant to this Section 9(f).

(g)           Injunction.  Brandt agrees that it would be difficult to measure any damages caused to the Employer which might result from any breach by Brandt of the promises set forth in this Section 9, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, Brandt agrees that if Brandt breaches, or proposes to breach, any portion of this Agreement, the Employer shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Employer.

10.           Consent to Jurisdiction.  The parties hereby consent to the jurisdiction of the Superior Court of the State of New Jersey and the United States District Court for the District of New Jersey.  Accordingly, with respect to any such court action, the parties (a) submit to the personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

11.           Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

12.           Assignment; Successors and Assigns, etc.  Neither the Employer nor Brandt may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Employer may assign its rights under this Agreement without the consent of Brandt in the event that the Employer shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity.  This Agreement shall inure to the benefit of and be binding upon the Employer and Brandt, their respective successors, executors, administrators, heirs and permitted assigns.

13.           Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.           Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.           Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Brandt at the last address Brandt has filed in writing with the Employer or, in the case of the Employer, at its main offices, attention of the CEO, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

16.           Amendment.  This Agreement may be amended or modified only by a written instrument signed by Brandt and by a duly authorized representative of the Employer.

17.           Governing Law.  This is a New Jersey contract and shall be construed under and be governed in all respects by the laws of the State of New Jersey, without giving effect to the conflict of laws principles of such State.  With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Third Circuit.

18.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, this Employment Agreement has been executed as a sealed instrument by the Employer, by its duly authorized officer, and by Brandt, as of the Effective Date.

ARBINET CORPORATION

By:	/s/ Shawn F. O’Donnell
Name: Shawn F. O’Donnell
Title: President and Chief Executive Officer

/s/ Gary George Brandt
Gary George Brandt

EXHIBIT A

Equity Agreement

EXHIBIT B

Board of Directors

ePower Synergies, Inc.,

EXHIBIT C

Existing Entities

World Hockey, LLC
Brandt Enterprises Inc.
Stirling Power, LLC
Blue Ridge Consulting, LLC